Exhibit 99.1

Prothena Announces Global Neuroscience Research & Development Collaboration with Celgene for Novel Therapies for Patients with Neurodegenerative Diseases

•	Prothena to receive a $100 million upfront payment and a $50 million equity investment by Celgene, with potential license payments and regulatory and commercial milestones, plus additional royalties on net sales from licensed programs

•	Collaboration focuses on preclinical programs targeting proteins implicated in several neurodegenerative diseases, including tau, TDP-43 and an undisclosed third target

•	Prothena to host an investor conference call and webcast today at 5:00 PM ET

DUBLIN, Ireland- March 20, 2018 – Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel therapies in the neuroscience and orphan categories, today announced a global collaboration with Celgene Corporation (NASDAQ:CELG) through a subsidiary, to develop new therapies for a broad range of neurodegenerative diseases. The multi-year research and development collaboration is focused on three proteins implicated in the pathogenesis of several neurodegenerative diseases, including tau, TDP-43 and an undisclosed target. For each of the programs, Celgene has an exclusive right to license clinical candidates in the U.S. at the investigational new drug (IND) filing and if exercised, would also have a right to expand the license to global rights at the completion of Phase 1. Following the exercise of global rights, Celgene will be responsible for funding all further global clinical development and commercialization. Under the terms of the collaboration, Prothena will receive a $100 million upfront payment and a $50 million equity investment by Celgene, plus future potential exercise payments and regulatory and commercial milestones for each licensed program. Prothena will also receive additional royalties on net sales of any resulting marketed products.

“Prothena has a legacy of innovation in neuroscience and a team with a deep understanding of biological approaches that target protein misfolding disorders. Our collaboration leverages each company’s core expertise in protein homeostasis and protein clearance to target proteins that are the underlying cause of many neurodegenerative and orphan diseases. The programs we have chosen to collaborate on have the potential to provide foundational assets from which we can build new therapeutic approaches to these currently untreatable neurological disorders” said Richard Hargreaves, PhD, Corporate Vice President Neuroscience and Imaging for Celgene.

“We are excited to be working with Celgene, a leading global biopharmaceutical company with deep expertise in targeting critical biological pathways involved in protein homeostasis and an extensive track record of successfully bringing forward innovative new therapies based on this biology,” said Gene Kinney, PhD, President and Chief Executive Officer of Prothena. “As we

build our pipeline of novel therapies across the neuroscience and orphan disease categories, this collaboration provides Prothena the opportunity to work with a premier scientific partner and the resources and flexibility to advance these programs while continuing to expand our proprietary discovery activities and further supports our efforts to deliver a diversified pipeline of therapies to alter the course of devastating diseases.”

Collaboration Agreement Overview

Prothena will receive an upfront payment and equity investment, and is eligible to receive exercise payments and regulatory and commercial milestones, plus additional royalties on net sales based on the following collaboration deal terms:

•	Prothena will receive an upfront payment of $100 million

•	Celgene will make a $50 million equity investment in Prothena by subscribing to approximately 1.2 million of Prothena’s ordinary shares at $42.57 per share

•	For programs reaching commercialization, Prothena will receive tiered royalties on net sales

The targets encompassed in this collaboration are implicated in the pathogenesis of several neurodegenerative diseases for which there are no current disease modifying therapies, including the following:

•	Tau, a protein implicated in diseases including Alzheimer’s disease (AD), progressive supranuclear palsy (PSP), frontotemporal dementia (FTD), chronic traumatic encephalopathy (CTE) and other tauopathies. Prothena has identified antibodies targeting novel epitopes on the tau protein with the ability to block misfolded tau from binding to cells and to inhibit cell-to-cell transmission, preventing downstream functional toxic effects.

•	TDP-43, a protein implicated in diseases including amytrophic lateral sclerosis (ALS) and the most common subtype of FTD, behavioral variant FTD (bvFTD), a proportion of AD and other TDP-43 proteinopathies. Prothena has generated antibodies that target multiple epitopes on the TDP-43 protein and is using proprietary in vitro screening methodology to select those that may be the most potent and efficacious in inhibiting toxicity and cell-to-cell transmission of misfolded TDP-43 species.

Citi is acting as financial advisor to Prothena and Latham & Watkins LLP is acting as legal counsel to Prothena. Morgan Lewis is acting as legal counsel to Celgene.

Investor Conference Call and Webcast Details

Prothena management will host a conference call and webcast to discuss the collaboration today, March 20, at 5:00 PM ET. The conference call and webcast will be made available on the Company’s website at www.prothena.com under the Investors tab in the Events and Presentations section. Following the conference call and webcast, a replay will be available on the Company’s website for at least 90 days.

To access the conference call via dial-in, please dial (877) 887-5215 (U.S./Canada toll free) or (315) 625-3069 (international) five minutes prior to the start time and refer to conference ID number 8469456. A replay of the call will be available until March 27 via dial-in at (855) 859-2056 (U.S./Canada toll free) or (404) 537-3406 (international), Conference ID Number 8469456.

About Prothena

Prothena Corporation plc is a global, late-stage clinical biotechnology company establishing fully integrated research, development and commercial capabilities and focused on advancing new therapies in the neuroscience and orphan categories. Fueled by its deep scientific understanding built over decades of research in protein misfolding, Prothena seeks to fundamentally change the course of grave or currently untreatable diseases associated with this biology. Prothena’s pipeline of antibody therapeutic candidates targets a number of indications including AL amyloidosis (NEOD001), Parkinson’s disease and other related synucleinopathies (PRX002/RG7935) and ATTR amyloidosis (PRX004). The Company continues discovery of additional novel therapeutic approaches against targets such as tau, Aß (Amyloid beta) and ALECT2 where its deep scientific understanding of disease pathology can be leveraged. For more information, please visit the Company’s website at www.prothena.com.

Forward-looking Statements by Prothena

This press release contains forward-looking statements by Prothena. These statements relate to, among other things, potential future payments and royalties we might receive under the collaboration with Celgene; our ability to advance a growing pipeline of novel therapies in the neuroscience and orphan disease categories; our ability to advance any of the programs that are the subject of the collaboration with Celgene; the potential of those programs to lead to new therapeutic approaches to currently untreatable neurological disorders; the potential targeting of novel epitopes on misfolded forms of tau protein and LECT2 protein; and the capabilities of our proprietary in vitro screening methodology for TDP-43. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the “Risk Factors” sections of Prothena’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 26, 2018 and Prothena’s subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena’s expectations.

Contact:

Ellen Rose, Head of Communications

650-922-2405

ellen.rose@prothena.com